UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 22, 2020
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	FNHC	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2020, FedNat Holding Company (the “Company”) appointed Patrick S. McCahill as the Company’s Chief Operating Officer.

Prior to joining the Company, Mr. McCahill, age 38, served since January 2017 as the president of American Platinum Property and Casualty Insurance Company, a wholly owned subsidiary of Universal Insurance Holdings, Inc. (“UIH”). Mr. McCahill also served as UIH’s vice president of product development from July 2015 until his departure and as assistant vice president of Blue Atlantic Reinsurance Corporation, also a wholly owned subsidiary of UIH, from April 2014 to January 2017. Before joining UIH, Mr. McCahill was a reinsurance broker with TigerRisk Partners, LLC from January 2011 to April 2014. Mr. McCahill served in the United States Marine Corps from October 2005 until January 2011, where he rose to the rank of Major.

Mr. McCahill will receive an annual base salary of $350,000 and a sign-on bonus of $100,000, and is entitled to minimum annual bonuses of $150,000 for his first two years of employment subject to his continued employment with the Company. Mr. McCahill entered into an employment agreement with the Company effective August 22, 2020 (the “Employment Agreement”) with a two-year term (the “Term”). Pursuant to the Employment Agreement, he is entitled to receive benefits consistent with other similarly situated Company employees. He is also entitled to severance of one year’s base salary, together with any accrued but unpaid bonus, incentive compensation or other benefits (the “Termination Severance”), if his employment is terminated without cause during the Term. Mr. McCahill is also entitled to receive the Termination Severance (less any amounts paid to him under the Company’s long-term disability plan) if he becomes disabled during the Term, and his estate is entitled to receive the Termination Severance if he dies during the Term. If Mr. McCahill is employed by the Company on the date a “Change of Control” (as defined in the Employment Agreement) occurs, and his employment is subsequently terminated without cause or by Mr. McCahill for “Good Reason” (as defined in the Employment Agreement), then he is entitled to receive severance equal to his annual base salary as in effect at the time of termination plus the average of his incentive bonuses awarded for the prior two fiscal years (the “Change of Control Severance”). Mr. McCahill is also entitled to the Change of Control Severance (less the amount of Termination Severance received) if a Change of Control of the Company occurs within six months following a termination of his employment by the Company without cause.

Mr. McCahill also entered into a Confidential Information, Non-Solicitation and Non-Competition Agreement effective August 22, 2020 with the Company pursuant to which he agreed to abide by certain restrictive covenants, including a non-competition covenant that prohibits him from engaging in certain competitive activities during the term of his employment and for one year after termination of his employment.

There are no (i) arrangements or understandings between Mr. McCahill and any other person in connection with his appointment as the Company’s Chief Operating Officer, (ii) family relationships between Mr. McCahill and any of the Company’s directors or other executive officers, and (iii) transactions requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.
A copy of the Company’s press release announcing Mr. McCahill’s appointment is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
99.1	FedNat Holding Company Press Release dated August 24, 2020.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: August 24, 2020	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)